Exhibit 10.2
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This Amended and Restated Employment Agreement (“Agreement”) is made and entered into as of the 17th day of April  , 2009, by and among Florida Public Utilities Company, a Florida corporation (the “Company”), Chesapeake Utilities Corporation, a Delaware corporation (“Chesapeake”) and Charles L. Stein (“Executive”).
     WHEREAS, Executive has served as an executive officer of the Company and desires to continue to serve the Company in that capacity, and the Company desires to continue to employ Executive upon the terms and conditions hereinafter set forth;
     WHEREAS, Chesapeake has entered into an Agreement and Plan of Merger with the Company as of the date hereof (the “Transaction”) and is willing to enter into this Agreement, contingent upon the closing of said Transaction, to ensure the continued availability of the Executive’s services to the Company;
     WHEREAS, the Company, Chesapeake and the Executive desire to set forth in a written agreement the terms and conditions under which the Executive will remain an Executive of the Company for a certain period of time after the consummation of the Transaction; and
     WHEREAS, the Executive is willing to relinquish and terminate his existing employment agreement with the Company in connection with entering into this Agreement provided that the Transaction closes at a time when the existing agreement is still in effect.
     NOW, THEREFORE, in consideration of the compensation and other benefits of Executive’s employment by the Company and the recitals, mutual covenants and agreements hereinafter set forth, Executive, the Company and Chesapeake hereby agree as follows:
1. Effective Date.
     This Agreement shall only become effective at the time that the closing of the Transaction occurs (such closing date being the “Effective Date” hereunder). In the event that the Transaction does not completely close, Company, Chesapeake and Executive agree that agreements between the Company and the Executive, including but not limited to the Employment Agreement dated August 21, 2008 (collectively, the “Prior Agreement”) which were in existence as of the date this Agreement was executed shall remain in full force and effect. Executive agrees that, in consideration for the compensation and benefits hereunder, the Prior Agreement is hereby terminated effective as of the Effective Date of this Agreement. Executive acknowledges that he shall not be entitled to any further compensation, severance or benefits of any kind under the Prior Agreement, to the extent such benefits were unearned as of the Effective Date. For avoidance of doubt, it is understood that should this Agreement become effective, Executive shall remain entitled to any accrued but unpaid base salary or ordinary and necessary business expense reimbursements earned prior to the Effective Date (“Unmade Payments”) as well as any benefits accrued under employee benefit plans prior to the Effective Date.

2. Employment Services.
     (a) The Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions hereinafter set forth. During the Employment Period (as defined below), Executive shall serve as Chief Operating Officer of the Company. Executive shall report directly to the President of the Company.
     (b) Executive and the Company agree that, throughout the Employment Period, Executive shall have such authorities, duties and responsibilities as are customarily assigned to the Chief Operating Officer of an enterprise like the Company. Such duties, responsibilities, and authorities shall include, without limitation, but subject to the authority and directions of the Boards of the Company and Chesapeake, responsibility for the management, operation, strategic direction and overall conduct for the operational and customer service areas of the Company. During the Employment Period, the Executive shall devote substantially his full business time and best efforts to the business of the Company.
3. Term of Employment.
     The term of this Employment Agreement (the “Employment Period”) shall, subject to the Closing of the Transaction, be for a period of three years commencing on the Effective Date; provided, however, that in the event of a Change of Control of Chesapeake (as defined herein), the term of this Agreement shall be automatically extended for the shorter of three years or the period until Executive attains the earliest age, if any, at which his compulsory retirement is permitted under Section 12(c) of the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 631 (c), or any successor provision thereto (such extended three year or shorter term constituting the “Extended Term”).
     Further, Executive’s office shall continue to be located within fifty (50) miles of West Palm Beach, Florida and Executive shall not be required, without his written consent, to change his office location or to be absent therefrom on business for more than sixty (60) working days in any year.
4. Compensation and Benefits.
     (a) Annual Base Salary. During the Employment Period, the Company and/or Chesapeake shall pay Executive as compensation for his services an annual base salary in an amount determined by the Compensation Committee of the Board. Such annual base salary shall be at the annual rate of not less than Executive’s current base salary ($191,900) (“Base Compensation”) from the Effective Date, and may be adjusted upward from time to time as the Compensation Committee may determine in its discretion. Executive’s annual base salary rate shall be reviewed at least annually for increase in the discretion of the Compensation Committee; Executive’s annual base salary rate shall not be subject to decrease at any time during the Employment Period. Executive’s base salary shall be payable in accordance with the Company’s usual payroll practices.

     (b) Stay-Pay Signing Bonus. In consideration of Executive agreeing to remain with the Company and enter into this Agreement, the Company and Chesapeake shall pay Executive an amount in a single lump sum in cash (hereinafter referred to as the “Bonus”), subject to applicable tax and similar withholdings, within 15 days of the Effective Date. The amount of the Bonus shall be $575,000, provided that the Bonus shall be reduced if necessary, such that, when the Bonus is added to any other incentive or similar amounts (i.e., amounts other than base salary or routine expense reimbursements) payable between the date the Agreement and Plan of Merger are signed and the date the Transaction closes, as well as any other amounts that are “parachute payments” as defined in Section 280G(b)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), the sum will be one dollar less than the maximum amount payable to Executive without triggering an excise tax obligation under Section 4999 of the Code. The determination concerning the amount payable as a Bonus hereunder shall be made by a nationally-recognized firm of independent accountants (together with legal counsel of its choosing) mutually selected by Chesapeake and Executive, whose determination shall be conclusive and binding on all parties. It is understood that the Bonus shall not be reduced by any Unmade Payments to the extent such payments do not constitute parachute payments.
     (c) Incentive Compensation Plan. During the Employment Period, Executive shall be eligible for additional compensation under the Company’s Incentive Compensation Plan established by the Compensation Committee of the Board and approved by the Chesapeake Board. Under the Plan, Executive’s incentive compensation will be tied to performance criteria. The Executive is paid an amount of not less than 80% of the total eligible compensation as Base Compensation and the remaining twenty percent as Incentive Compensation. Executive shall be eligible for a minimum incentive compensation award equal to twenty five percent (25%) of Base Compensation as determined on an annual basis by the Board during the Term of this Agreement. For avoidance of doubt, it is also understood and agreed that the Incentive Compensation award for calendar year 2009 shall cover and be based on the entire calendar year and not only from the Effective Date of this Amended and Restated Employment Agreement.
     (d) Benefits. During the Employment Period, Executive shall also (i) be eligible to participate in all benefit programs from time to time maintained by the Company for the benefit of its most senior executives, including without limitation, its group medical, dental and term life insurance coverages, 401(k) Plan and any executive equity compensation plans that may be put into effect by the Company, in each case on and subject to the terms and conditions of each of such programs as such programs apply to the Company’s most senior executives, and (ii) be reimbursed by the Company for customary business and travel expenses provided that any such reimbursement payments that are taxable shall, in order to comply with Internal Revenue Code Section 409A, be made by the end of the Executive’s taxable year following the year in which such expenses are incurred and the Company shall not be obligated to pay any such reimbursement amount for which Executive fails to submit an invoice or other documented reimbursement request at least 10 business days before the end of such calendar year. Such expenses shall be reimbursable only to the extent they were incurred during the term of the Agreement. In addition, the amount of such reimbursements that the Company is obligated to pay in any given calendar year shall not affect the amount the Company is obligated to pay in any other calendar year.

     (e) Determination of Bonus as Parachute Payment. Notwithstanding any other provision of this Agreement, if the Bonus is determined by the Internal Revenue Service (“IRS”) to be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any other similar tax that may hereafter be imposed), the Company shall pay to Executive the “Gross-Up Payment” determined as follows. The “Gross-Up Payment” shall be equal to the sum of (i) the Excise Tax imposed with respect to the Bonus, plus (ii) the Excise Tax imposed with respect to the Gross- Up Payment, plus (iii) all other taxes imposed on Executive with respect to the Gross-Up Payment, including income taxes and Executive’s share of FICA, FUTA and other payroll taxes. The Gross-Up Payment shall not include the payment of any tax on the Bonus other than the Excise Tax. The Gross-Up Payment is intended to place Executive in the same economic position Executive would have been in if the Excise Tax did not apply, and shall be calculated in accordance with such intent. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence on the date of termination, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.
     (f) Notices. Executive shall notify the Company in writing of any proposed assessment or proposed adjustment by the IRS of Executive’s federal income tax return or otherwise, that, could require the payment by the Company to Executive of the Gross-Up Payment (hereinafter referred to as a “Claim”). Such notice shall be given within 10 days after the earlier of (i) the receipt by Executive of a written notice of proposed adjustment from the IRS or (ii) the receipt by Executive of a statutory deficiency. Such notice by Executive to the Company shall include (i) notice of the amount of the proposed assessment or proposed adjustment that relates to the Claim and the taxable year or years in which the Claim arises, (ii) the general nature of the Claim and (iii) all relevant written reports of the examining agent relating to the Claim. Within 30 days of (i) the receipt by Executive of a final assessment or (ii) of a proposed closing agreement, under which Executive is required to pay any amount with respect to the Claim, Executive shall provide the Company with a copy of such assessment or agreement, together with supporting documents sufficient to determine the amount of such tax liability that was attributable to the Claim and reimbursable by the Company.
5. Termination of Employment. Prior to the expiration of the Employment Period, this Agreement and Executive’s employment may be terminated as follows:
     (a) Automatically upon Executive’s death.
     (b) By the Company, upon thirty (30) day’s prior written notice to Executive, in the event the Board believes that Executive is unable to perform the material services required of Executive hereunder for a continuous one-hundred twenty (120) day period by reason of physical or mental illness; in the event of a disagreement concerning the existence of any such disability (in which event any such termination shall not become effective until such disagreement shall have been resolved), the matter shall be resolved by a disinterested licensed physician chosen by the Company (such physician to be located within 50 miles of

Executive’s principal residence) and otherwise reasonably satisfactory to the Executive or his legal representative.
     (c) By the Company, for “Good Cause.” “Good Cause” shall mean:
          (1) The willful and continued failure of Executive to substantially perform material duties assigned to Executive by the Board of the Company or Chesapeake or by the President of the Company in accordance with this Agreement (other than any such failure resulting from incapacity due to physical or mental illness); or
          (2) Executive’s commission of fraud or willful conduct which significantly harms the Company or its subsidiaries or which significantly impairs Executive’s ability to perform his duties.
          (3) For purposes of this definition, no act, or failure to act, shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.
     (d) By the Executive, upon thirty (30) days prior written notice to the Company, for any reason.
     (e) By Executive, upon thirty (30) days prior written notice to the Company and Chesapeake of the existence of “Good Reason,” provided that Executive has given such notice within ninety (90) days of the initial existence of “Good Reason,” and that the Company and Chesapeake have an opportunity to cure such “Good Reason” during the thirty (30) days immediately following such notice. “Good Reason” shall be deemed to exist if:
          (1) Executive’s duties, authorities or responsibilities are materially reduced or modified without Executive’s consent, from those specified herein;
          (2) A decision is made that Executive no longer report directly to the President of the Company (other than a decision that has Executive reporting to a higher level executive within Chesapeake); or
          (3) There is a change in the location of the Company’s executive offices, or Executive’s reporting location, to a location that is greater than 50 miles from West Palm Beach, Florida.
     (f) By Chesapeake or the Company, upon a Change of Control of Chesapeake (as defined below).
     (g) For the purpose of this Agreement, a “Change of Control” of Chesapeake shall mean a change in the control of Chesapeake during the Term of this Agreement, which shall be deemed to have occurred upon the first of the following events:
          (1) any one person, or group of owners of another corporation who acting together through a merger, consolidation, purchase, acquisition of stock or the like (a

“Group”), acquires ownership of stock of Chesapeake (or a majority-controlled subsidiary of Chesapeake) that, together with the stock held by such person or Group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of Chesapeake. However, if such person or Group is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the corporation before this transfer of Chesapeake’s stock, the acquisition of additional stock by the same person or Group shall not be considered to cause a Change in Control of Chesapeake; or
          (2) any one person or Group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Chesapeake (or a majority-controlled subsidiary of Chesapeake) possessing thirty-five percent (35%) or more of the total voting power of the stock of Chesapeake where such person or Group is not merely acquiring additional control of Chesapeake; or
          (3) a majority of members of Chesapeake’s Board (other than the Board of a majority-controlled subsidiary of Chesapeake) is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of Chesapeake’s Board prior to the date of the appointment or election; or
          (4) any one person or Group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or Group) assets from Chesapeake (or a majority-controlled subsidiary of Chesapeake) that have a total gross fair market value equal to or more than forty percent (40%) of the total fair market value of all assets of Chesapeake immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of Chesapeake, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. A transfer of assets by Chesapeake will not result in a Change in Control if the assets are transferred to:
               (A) a stockholder of Chesapeake (immediately before the asset transfer) in exchange for or with respect to its stock;
               (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by Chesapeake immediately after the transfer of assets;
               (C) a person or Group that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of Chesapeake; or
               (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned directly or indirectly, by a person described in subparagraph (g)(1), above.
     However, no Change in Control shall be deemed to have occurred with respect to the Executive by reason of (1) any event involving a transaction in which the Executive or a group of persons or entities with which the Executive acts in concert, acquires, directly or indirectly, more than thirty percent (30%) of the Common Stock of the business or assets of Chesapeake; (2) any event involving or arising out of a proceeding under Title 11 of the United States Code (or the provisions of any future United States bankruptcy law), or an assignment for the benefit of creditors or an insolvency proceeding under state or local law; or (3) any event constituting approval by Chesapeake’s stockholders of a merger or consolidation if a majority of the group consisting of the president and vice-presidents of Chesapeake and the Company who are parties to agreements conferring rights upon a Change in Control shall have agreed in writing prior to the approval that the approval shall not be deemed to constitute a Change in Control.
6. Effect of Termination of Employment. Upon termination of Executive’s employment and this Agreement, the rights and obligations of the parties pursuant to Sections 8 through 20 shall be unaffected, but all other rights and obligations of the parties hereunder shall cease, except:
     (a) If this Agreement is terminated pursuant to Section 5(a), (b), (c) or (d), Executive shall receive his annual base salary and benefits accrued through the date of such termination of employment.
     (b) If this Agreement is terminated pursuant to Section 5(e), Executive shall:
          (1) receive his annual base salary and benefits accrued through the date of such termination of employment (“Date of Termination”) plus a lump sum payment within 15 days of his Date of Termination equal to the sum of (1) the Executive’s annual base salary in effect on the Date of Termination that would be payable to the Executive over the balance of the Employment Period, if any, and (2) the annual incentive award(s) that would be payable over the balance of the Employment Period, if any. The amount of any such annual incentive awards shall be based on the actual award earned for any performance period that is substantially complete as of the Date of Termination and on the highest award actually received during the Employment Period for any performance periods for which the award is otherwise undetermined as of the Date of Termination; and
          (2) be provided the same benefits (as applicable) for the balance of the Employment Period, to the extent permitted under applicable law following termination of employment (or shall receive a cash payment by the Company within 15 days of his Date of Termination equal to the actuarial equivalent of such benefits for such period, but only to the extent that (1) continuation of such benefits is not permitted under applicable law following termination of employment, or (2) any other such benefits and such cash payment would not be subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)). Such benefits include, but are not limited to, medical and other insurance, participation in the employee stock purchase plan, the use and expenses of the company vehicle, and any other equipment provided for the Executive; and
          (3) receive an additional lump sum, within 15 days of the Date of Termination, of an amount equal to the cash value of accrued untaken vacation or PTO time.

     (c) If this Agreement is terminated without “Good Cause” pursuant to Section 5(f) during the Extended Term, the Company shall pay to Executive (or, in the event of his death following the termination, his legal representative) in cash, within thirty (30) days after the date of such termination (the “Extended Termination Date”) the sum of all accrued but unpaid salary, bonus, vacation pay, expense reimbursements and any other amounts due, plus the following:
          (1) an amount equal to the product of multiplying the annual base salary to which Executive was entitled under Section 4(a) on the day immediately prior to the Extended Termination Date by three (3) years (“Covered Period”);
          (2) an amount equal to the present value of the additional benefits that would have been paid Executive under the Company’s retirement plans (including, but not limited to, the Company Pension Plan and any related excess benefit plans) if he had continued to be employed pursuant to this Agreement during the Covered Period and the retirement plans had continued during such period without change from the date of the Change in Control;
          (3) an amount equal to the aggregate of the Company’s contributions to the Company’s savings plan (and any related excess benefit plans) in respect of Executive that were not vested on the day immediately prior to the Extended Termination Date but that would have been vested at the end of the Covered Period if Executive had remained employed by the Company for the duration of that period; and
          (4) an amount equal to the product of multiplying the average of the annual aggregate benefits awarded to the Executive under all bonus, incentive compensation or performance based compensation program(s) of the Company in which the Executive was a participant, whether annual, short or long term, in each of the three (3) calendar years immediately preceding the calendar year in which the Extended Termination Date occurs by three (3) years.
     For purposes of calculating the present value specified in Section 6(c)(2), the discount rate shall equal the PBGC interest rate for immediate annuities, as provided in 29 C.F.R. Part 4044, Appendix B, Table II or its successor, in effect for a valuation date coinciding with the Extended Termination Date. If that rate should no longer be published, the discount rate shall be such closely comparable interest rate as the Company may reasonably determine. In addition, the Company shall continue to provide medical, prescription drug, vision, dental and other Company welfare benefits to the Executive and his eligible dependents during the Covered Period as if the Executive remained an active employee of the Company.
     (d) Any taxable welfare benefits provided to Executive pursuant to this Section 6 that are not “disability pay” or “death benefits” within the meaning of Treas. Reg. Section 1.409A- 1(a)(5) (collectively, the “Applicable Benefits”) shall be subject to the following requirements in order to comply with Code Section 409A. The amount of any Applicable Benefits provided during one taxable year shall not affect the amount of the Applicable Benefits provided in any other taxable year, except that with respect to any Applicable

Benefits that consist of the reimbursement of expenses referred to in Code Section 105(b), a limitation may be imposed on the amount of such reimbursements over some or all of the Covered Period, as described in Treas. Reg. Section 1.409A-3(i)(1)iv)(B). To the extent that any Applicable Benefits consist of the reimbursement of eligible expenses, such reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred. No Applicable Benefits may be liquidated or exchanged for another benefit. During the period of six (6) months immediately following Executive’s separation from service (within the meaning of Code Section 409A), Executive shall be obligated to pay the Company the full cost for any Applicable Benefits that do not constitute health benefits of the type required to be provided under the health continuation coverage requirements of Code Section 4980B, and the Company shall reimburse Executive for any such payments on the first business day that is more than six (6) months after Executive’s separation from service, together with interest on such amount from the date of separation from service through the date of payment at the applicable federal rate under Code Section 7872(f)(2)(A).
7. Maximum Payment upon Termination.
     (a) Determination. Notwithstanding any other provision of this Agreement, if any payment or distribution (a “Payment”) by the Company, Chesapeake or any other person or entity to or for the benefit of the Executive is determined to be an “excess parachute payment” (within the meaning of Code Section 280G(b)(1) or any successor provision of similar effect), whether paid or payable or distributed or distributable pursuant to Section 6 of this Agreement or otherwise, then the Executive’s benefits under this Agreement shall be reduced by the amount necessary so that the Executive’s total “parachute payment” as defined in Code Section 280G(b)(2)(A) under this and all other agreements will be $1.00 less than the maximum amount payable to Executive without triggering an excise tax obligation under Section 4999 of the Internal Revenue Code. The determination concerning the application of the reduction shall be made by a nationally-recognized firm of independent accountants (together with legal counsel of its choosing) mutually selected by Chesapeake and Executive (which may be Chesapeake’s independent auditors), whose determination shall be conclusive and binding on all parties. If Executive and Chesapeake cannot mutually agree on the selection of the nationally-recognized firm of independent accounts, the selection will be chosen by a single arbitrator appointed by the American Arbitration Association in accordance with its commercial dispute rules in effect at the time of the controversy. Any fees and expenses of such independent accountants and counsel (including counsel for the Executive) shall be borne by the Company.
     (b) Notices. If it is determined that the benefits under this Agreement must be reduced under this Paragraph, within 10 days of the date of such determination, the Company will apprise the Executive of the amount of the reduction (“Notice of Reduction”). Within 10 days of receiving that information, the Executive may specify how (and against which benefit or payment source) the reduction is to be applied (“Notice of Application”). The Company will be required to implement these directions within 10 days of receiving the Notice of Application. If the Company has not received a Notice of Application from the Executive within 10 days of the date of the Notice of Reduction, the Company will apply this Paragraph proportionately based on the amounts otherwise payable under Section 6. If the Company receives a Notice of Application that does not fully implement the requirements of this Paragraph, the Company will apply this Paragraph proportionately based on the reductions specified in the Notice of Application first, then to any remaining reduction based on the amounts otherwise payable under Section 6. Notwithstanding the foregoing, if the exercise of discretion reserved to the Executive in determining the Notice of Application would violate Code Section 409A, then such discretion shall be eliminated and the amounts payable under Section 6 shall be reduced proportionately.
     (c) Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement either by seeking other employment or otherwise. The amount of any payment provided for herein shall not be reduced by any remuneration that Executive may earn from employment with another employer or otherwise following his Termination Date or Extended Termination Date, as applicable.
8. Fees and Expenses.
     The Company shall also pay to the Executive all legal fees and expenses incurred by Executive as a result of or in connection with any such termination, the tax treatment of the Bonus, including all such fees and expenses, if any, incurred in contesting or disputing any such termination, or tax treatment of the Bonus, or in seeking to obtain or enforce any right or benefit provided by the Agreement (other than any such fees or expenses incurred in connection with any such claim which is determined by arbitration to be frivolous). Such payments shall be made within five (5) business days after delivery of a documented written request for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require. Such legal fees and expenses shall be paid by the Company only to the extent incurred during the Term of the Agreement or for a period of five years after the Executive’s “separation from service” (as defined in Code Section 409A). The Company shall pay such legal fees and expenses no later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, and the Company shall not be obligated to pay any such fees and expenses for which the Executive fails to submit an invoice at least ten (10) business days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and the Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.
9. Withholding.
     All compensation paid to Executive shall be subject to applicable withholding taxes and other employment taxes as required with respect thereto.
10. Non-Waiver of Rights.
     The failure of either party to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or any part hereof, or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.
11. Severability and Interpretation.
     In the event of a conflict between the terms of this Agreement and any of the definitions or provisions in the Incentive Compensation Plan, the terms of this Agreement shall prevail. Whenever possible, each provision of this Agreement and any portion hereof shall be interpreted in such a manner as to be effective and valid under applicable law, rules and regulations. If any covenant or other provision of this Agreement (or portion thereof) shall be held to be invalid, illegal, or incapable of being enforced, by reason of any rule of law, rule, regulation, administrative order, judicial decision or public policy, all other conditions and provisions of this Agreement shall, nevertheless, remain in full force and effect, and no covenant or provision shall be deemed dependent upon any other covenant or provision (or portion) unless so expressed herein. The parties hereto desire and consent that the court or other body making such determination shall, to the extent necessary to avoid any unenforceability, reform such covenant or other provision or portions of this Agreement to the minimum extent necessary so as to render the same enforceable in accordance with the intent herein expressed.
12. Entire Agreement.
     This Agreement represents the entire and integrated Employment Agreement by and among Executive, the Company and Chesapeake, and supersedes all prior negotiations, representations and agreements, either written or oral, with respect thereto.
13. Notice.
     All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, addressed as set forth in this Section 13 or to such other address as may hereafter be notified by such party to the other party. Notices and communications shall be effective at the time they are given in the foregoing manner (provided that notice by mail shall be deemed given three business days after posting).
     If to Executive:
Charles L. Stein
711 Hummingbird Way, #106
North Palm Beach, FL 33408
     If to the Company:
Florida Public Utilities Company
401 South Dixie Highway
West Palm Beach, FL 33401
Attn: Corporate Secretary

     If to Chesapeake:
Chesapeake Utilities Corporation
909 Silver Lake Blvd.
Dover, DE 19904
Attn: Corporate Secretary
14. Amendments and Waivers.
     No modification, amendment, or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto, and signed by the parties hereto.
15. Assignments.
     This Agreement shall inure to the benefit of, and be binding upon, the Company, its successors and assigns and/or any other entity that shall succeed to the business presently being conducted by the Company. Being a contract for personal services, neither this Agreement nor any rights hereunder shall be assigned by Executive.
16. Governing Law.
     The parties agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of Florida, without regard for any conflict of law principles.
17. Headings.
     Section headings are provided in this Agreement for convenience only and shall not be deemed to alter substantively the content of such sections.
18. Indemnification.
     To the fullest extent permitted by the indemnification provisions of the Certificate of Incorporation and By-laws of the Company and/or Chesapeake in effect as of the date of this Agreement and the indemnification provisions of the corporation statute of the jurisdiction of the Company’s or Chesapeake’s incorporation in effect from time to time (collectively, the “Indemnification Provisions”), and in each case subject to the conditions thereof, the Company and Chesapeake shall (i) indemnify the Executive, as a director and officer of the Company or a subsidiary of the Company and/or Chesapeake or a trustee or fiduciary of an employee benefit plan of the Company or a subsidiary of the Company, or, if the Executive shall be serving in such capacity at the Company’s written request, as a director or officer of any other corporation (other than a subsidiary of the Company) or as a trustee or fiduciary of an employee benefit plan not sponsored by the Company or a subsidiary of the Company, against all liabilities and reasonable expenses that may be incurred by the Executive in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, because the Executive is or was a director or officer of the Company, a director or officer of such other corporation or a trustee or fiduciary of such employee benefit plan, and against which the Executive may be indemnified by the Company, and (ii) pay for or reimburse the reasonable expenses incurred by the Executive in the defense of any proceeding to which the Executive is a party because the Executive is or was a director or officer of the Company, a director or officer of such other corporation or a trustee or fiduciary of such employee benefit plan. The rights of the Executive under the Indemnification Provisions shall survive the termination of the employment of the Executive by the Company. Payment under this Section 18 shall be made to the Executive no later than the end of the Executive’s taxable year following the year that the Executive incurs such liability or expense. Company and Chesapeake agree to provide Executive with the identical insurance coverage that Chesapeake provides to all other Chesapeake Directors and Officers during the term of this Agreement.
19. Payment Restriction.
     Notwithstanding anything herein to the contrary, in the event that Executive is determined to be a specified employee within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), for purposes of any payment on termination of employment hereunder, any such payment which would otherwise be made during the first six months following such termination of employment, together with reasonable interest from the date such payment would otherwise be made, shall be made on the first day of the seventh month following the Date of Termination of employment, to the extent required to avoid any adverse tax consequences under Section 409A. Further, the Date of Termination of employment shall be determined as the first date that the Executive has a “separation from service” as defined in Treasury Regulations issued under Section 409A.
20. Section 409A Compliance.
     (a) General. It is the intention of both the Company and Executive that the benefits and rights to which Executive could be entitled pursuant to this Agreement comply with Code Section 409A, to the extent that the requirements of Code Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If Executive or the Company believes, at any time, that any such benefit or right that is subject to Code Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on Executive and on the Company).
     (b) Distributions on Account of Separation from Service. If and to the extent required to comply with Code Section 409A, any payment or benefit required to be paid under this Agreement on account of termination of Executive’s employment shall be made upon Executive incurring a “separation from service” within the meaning of Code Section 409A.
     (c) No Acceleration of Payments. Neither the Company nor Executive, individually or in combination, may accelerate any payment or benefit that is subject to Code Section 409A, except in compliance with Code Section 409A and the provisions of this Agreement, and no amount that is subject to Code Section 409A shall be paid prior to the earliest date on which it may be paid without violating Code Section 409A.
     (d) Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Code Section 409A to this Agreement, each separately identified amount to which Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Code Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
     (e) Tax Gross-Ups. Notwithstanding anything in this Agreement to the contrary, any payment, to the extent such payment constitutes deferral of compensation under Code Section 409A, to reimburse the Executive in an amount equal to all or a designated portion of the Federal, state, local, or foreign taxes imposed upon Executive as a result of compensation paid or made available to Executive by the Company, including the amount of additional taxes imposed upon Executive due to the Company’s payment of the initial taxes on such compensation, shall be made no later than the end of Executive ‘s taxable year next following Executive ‘s taxable year in which Executive remits the related taxes.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

/s/ Charles L. Stein

Executive: Charles L. Stein

Date: April 17, 2009

Florida Public Utilities Company		Chesapeake Utilities Corporation

By:	/s/ John T. English	By:	/s/ Michael P. McMasters

Name:	John T. English	Name:	Michael P. McMasters

Title:	Chief Executive Officer and President	Title:	Executive Vice President and Chief Operating Officer